Exhibit 99.1

Investor Contact:	Steve Delahunt (617) 342-6255

CABOT CORP PROVIDES UPDATE REGARDING THE CORONAVIRUS IMPACT

Maintains strong liquidity and balance sheet; withdraws previous fiscal 2020 earnings guidance

BOSTON (March 30, 2020)— Cabot Corporation (NYSE: CBT) today provided an update regarding the impact of the coronavirus pandemic to its business and subsequent actions that the company is taking in response to the situation.

President and CEO Sean Keohane, said, “Our first priority is to protect our employees and those within the communities in which we operate. We are following all local regulations and guidance issued by relevant authorities, and have implemented policies to restrict global travel and allow remote work wherever possible. We are restricting access to our facilities to critical personnel only and have implemented temperature screenings, enhanced personal protective equipment and on-site hygiene practices, and policies to promote social distancing. We continue to monitor the situation closely and we will take further action as necessary.”

In addition, we continue to supply our customers around the world and we have contingency plans in place to respond to the needs of our customers. The financial results for our second fiscal quarter are expected to be solid. While there was an adverse impact during the quarter to our sales volumes in China related to the coronavirus, there was strong demand in the rest of the world in January, February and early March. However, with the uncertainty in the future demand for our products, we are withdrawing our previous financial guidance for fiscal year 2020, which did not include any impact from the coronavirus. We plan to update our view on the outlook when we have more visibility into demand.

Financial Detail

We continue to maintain a strong balance sheet. As of December 31, 2019, we had $173 million in cash and cash equivalents and $1.1 billion in total debt, giving effect to net debt of $933 million. This translated to total net leverage of 1.8 (net debt to trailing twelve months Adjusted EBITDA). We currently have borrowing availability under our revolving credit facilities of $1.1 billion. The financial covenant in our corporate credit facility is a total debt to Adjusted EBITDA limit of 3.5x. Given this balance sheet profile and available liquidity, we are well positioned to operate in a challenging near-term demand environment.

Regarding cash flow, we are aggressively managing our net working capital, which includes an expected reduction in the third fiscal quarter from declining raw material costs and lower inventory levels. We are also ensuring our capital allocation actions align with the current environment. In order to maximize free cash flow, we are assessing opportunities to reduce previous plans for capital spending. We also expect to close on our previously announced acquisition of Shenzhen Sanshun Nano New Materials Co., Ltd. in early April. In addition, we have halted share repurchases in the near-term. We have paid a dividend consistently since going public in 1968 and expect to continue payment of the dividend going forward.

Keohane continued, “I remain confident that the underlying fundamentals of our businesses are strong. However, we are taking swift action to better align our cost structure and working capital needs to the near-term demand patterns. We are making prudent capital allocation decisions to ensure our cash flow and liquidity profile remain robust. I am confident in our team’s ability to manage the company through this uncertain time and emerge very well-positioned as the environment improves.”

About Cabot Corporation

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.

Cautionary Statement Concerning Forward-Looking Statements – This release contains forward-looking statements concerning Cabot, including our expectations for our financial results in the second fiscal quarter and our expectations for net working capital in the third fiscal quarter, when we expect to complete our previously announced acquisition of Shenzhen Sanshun Nano New Materials Co., Ltd., and our expectations concerning liquidity, indebtedness, cash flow, cost savings opportunities, our dividend practices, demand for our products, and the impact on Cabot from the coronavirus. Forward-looking statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe them to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, the effects of the coronavirus in the geographies where we operate, the end markets we serve and on our customers, and our ability to maximize cash flows and generate cost savings as appropriate during this dynamic period of uncertainty , as well as those referenced in our Annual Report on Form 10-K for the year ended September 30, 2019 and subsequent SEC filings. The extent and duration of the impact of the coronavirus pandemic on our business and operations is highly uncertain. Factors that will influence the impact on our business and operations include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. Except as explicitly stated in this release, Cabot undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Net leverage. To calculate “net leverage” we divide net debt over Adjusted EBITDA.

Adjusted EBITDA. Adjusted EBITDA reflects Total Segment EBITDA and is further adjusted for unallocated corporate costs, which included unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.